Exhibit 99.1

Dear U.S. Physical Therapy Shareholder:

Over these past 16 years, I have noticed that my shareholder letters are becoming more concise. I think that’s because we have endeavored to be good, consistent communicators with our shareholders regarding our opportunities and plans, as well as our periodic challenges.

At this time last year, I outlined our plan for 2018 which included:
•	Adding to our operation’s team in order to assist in driving volume, while getting our cost down at the facility level.
•	Further growing and expanding our industrial injury prevention business.
•	Delivering on continued organic and acquisition-related expansion in our physical therapy business, centered around good net rate markets and led by exceptional people.

I am happy to report that we made meaningful progress in all of these key areas for 2018. Our “key people additions” have added measurably to our current and long term capability. We enjoyed a record year for same store growth in our visits fueled by excellent, compassionate care and service, driven by our extraordinary team of partners, directors and sales team members. On the expansion front, we completed deals in physical therapy as well as our industrial injury prevention business. Additionally, we delivered a solid year of de novo (satellite) growth within our top 20 largest and most successful partnerships, further strengthening our market position in these important states and communities.

Additional key highlights for 2018 include:
•	Operating results (as defined in our Form 10-K) grew by 28.1%.
•	Industrial injury prevention revenue grew by 70.8%; operating income grew by 261.6%.
•	Margins improved in our physical therapy business from 22.5% to 22.7% and in our industrial injury prevention business from 13.3% to 20.4% by year end.

For 2019, you can expect more of the same focus from our team. One of our long term strengths has been our ability to attract and retain outstanding individuals who make meaningful long-term contributions. We believe that people matter and we expect to continue to execute on our opportunity and responsibility to grow through outstanding care and service to our patients and to all of our stakeholders.

In closing, let me just say that the past 16 years have been incredibly rewarding for me. I am thankful as well as grateful to lead such a capable and caring team. I remain excited about our opportunities both this year and for the foreseeable future. Thanks so much for your interest and support! God bless!

Sincerely,

Chris Reading, PT
President & CEO

1300 W. Sam Houston Pkwy S.:: Suite 300 :: Houston, Texas 77042 713.297.7000 :: 713.297.7090 Fax :: www.usph.com NYSE:USPH